Exhibit 19.1

SLIDE INSURANCE HOLDINGS, INC.

Insider Trading Policy

Adopted September 19, 2025

I. Summary of Policy Concerning Trading in Company Securities

A. Restrictions on Trading in Company Securities

It is Slide Insurance Holdings, Inc.’s (the “Company”) policy that it will comply with all applicable laws and regulations in conducting its business. To avoid even an appearance of impropriety, the Company requires its directors, officers, employees and certain other persons listed below, or as designated by the Company from time to time, to comply with restrictions relating to their ability to enter into transactions involving the Company’s securities.

Although some of these limitations do not apply to transactions effected pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), it is the Company’s policy that the adoption, amendment, suspension or termination of any such written trading plan comply with the requirements, conditions, guidelines and other limitations as may be adopted by the Company from time to time.

B. Who is Subject to this Trading Policy

Except where stated otherwise, this Trading Policy applies to the following individuals and entities, without regard to where they are located in the U.S. or internationally. We refer to these individuals and entities collectively as “Insiders”:

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directors, officers and employees of the Company and its subsidiaries,
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contractors, consultants, and certain other persons who may gain access to Company inside information,
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the spouses, domestic partners, and minor children (even if financially independent) of such directors, officers or employees (collectively, “Family Members”),
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anyone to whom Company directors, officers or employees provide significant financial support, and
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any entity or account over which the persons listed above have or share the power, directly or indirectly, to make investment decisions (whether or not such persons have a financial interest in the entity or account) and those entities or accounts established or maintained by such persons with their consent or knowledge and in which such persons have a direct or indirect financial interest, other than any blind trust that is approved by the Chief Executive Officer or the Chief Financial Officer.

Because of their access to confidential information on a regular basis, Company policy subjects its directors, Section 16 Insiders (as defined below), the Chief Revenue Officer, Chief Actuary, Senior Vice President of Risk Management, Controller and certain employees of the Company as determined by the Chief Executive Officer from time to time (the “Window Group”) to additional restrictions on trading in Company securities as discussed in section II.C. below. In addition, directors, officers and certain employees with knowledge of material nonpublic information may be subject to ad hoc restrictions on trading from time to time.

Furthermore, the Company itself must comply with U.S. securities laws applicable to its own securities trading activities, and will not effect transactions in respect of its securities, or adopt any securities repurchase plans, when it is in possession of material nonpublic information concerning the Company, other than in compliance with applicable law, subject to the policies and procedures adopted by the Company from time to time, and the prior approval of the Chief Executive Officer or the Chief Financial Officer.

II. Prohibition on Trading in Securities While in Possession of Material Nonpublic Information

A. General Rule and What is Material

U.S. federal securities laws prohibit the Company’s Insiders from using information about the Company in the purchase and sale of securities, such as the Company’s shares, bonds, notes, debentures, limited partnership units or other equity or debt securities.

For example, if an employee of a company learns material nonpublic information through the course of their employment, such employee is prohibited from buying or selling securities (including the Company’s securities and the securities of other companies that could be impacted by the information) until the information has been adequately disclosed to the public. This is because the employee knows information that could cause the price of the security to change and has a duty to the Company not to use the information for personal gain. Trading on the basis of material nonpublic information is fraudulent and illegal. Civil and criminal penalties for this kind of activity are severe.

Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Material information can be favorable or unfavorable. Courts and regulators often second-guess materiality determinations with the benefit of hindsight. If you have any uncertainty about whether information is material, you should consult with the Chief Executive Officer or the Chief Financial Officer and otherwise treat it as if it were material. Some examples of information that could be considered material include:

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significant changes in the Company’s prospects or key performance indicators,
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actual, anticipated or targeted revenue, earnings, dividends and other financial information,
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operational developments that could affect the Company’s financial performance or forecasts, such as changes in the Company’s relationship with a key reinsurer,
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financial, sales and other significant internal business forecasts, or a change in previously released estimates,
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pending or proposed mergers, business acquisitions, tender offers, joint ventures, restructurings, dispositions, or the expansion or curtailment of operations,
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proposed equity or debt offerings or significant borrowing,
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changes in debt ratings, or analyst upgrades or downgrades of the issuer or one of its securities,
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significant changes in accounting treatment, write-offs or effective tax rate,
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pending or threatened significant litigation or governmental investigation, or the resolution of such matters,
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liquidity problems or impending bankruptcy,
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auditor notification that the Company may no longer rely on an audit report, and
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changes in control of the Company or stock splits or other corporate actions.

In this Trading Policy, we use the term “nonpublic information” to refer to information that has not been publicly disclosed in a manner making it available to investors generally on a broad-based non-exclusionary basis (for example, the filing of a Form 8-K or issuance of a press release) and/or the investing public has not had time to fully absorb the information. If it is not clear whether material information has been sufficiently publicized, it should be treated as if it is nonpublic information. Furthermore, it is illegal for any Insider in possession of material nonpublic information to provide other people with such information or to recommend that they buy or sell the securities (this is called “tipping”). In that case, they may both be held liable.

Information obtained through the course of employment or service as a director does not belong to individual Insiders who may handle it or otherwise become knowledgeable about it. Such information is an asset of the Company. Any person who uses such information for personal benefit or discloses it to others outside the Company without authorization violates confidentiality obligations to the Company and may be in breach of a fiduciary, loyalty or other duty to the Company. More particularly, trading on the basis of material nonpublic information harms the Company and its investors.

The Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (“FINRA”), prosecutors and plaintiffs’ lawyers devote considerable resources to identifying insider trading. A breach of the insider trading laws could expose an insider or anyone who trades on information provided by an Insider to criminal fines and imprisonment, in addition to civil penalties and injunctive actions. Even if allegations of insider trading do not lead to a conviction, defending against such allegations is expensive. In addition, the mere perception that an Insider traded with the knowledge of material nonpublic information could harm the reputation of the Company and that Insider. Accordingly, this Trading Policy is in some cases more restrictive than what applicable insider trading laws might otherwise require.

B. Guidelines

The following guidelines should be followed to ensure compliance with applicable insider trading, and other applicable, laws and with the Company’s policies:

1.
Nondisclosure. Material nonpublic information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it, or with prior approval of the Chief Executive Officer or the Chief Financial Officer. No Insider should discuss material nonpublic information in public places or in common areas on, or off, Company property.

2.
Trading in Company Securities. No Insider may place a purchase or sale order, or recommend that another person place a purchase or sale order, in the Company’s securities when he or she has knowledge of material nonpublic information concerning the Company. This includes orders for purchases and sales of stock, convertible securities and other securities (e.g., bonds) and includes increasing or decreasing investment in Company securities through a retirement account. The exercise of employee stock options for cash is not subject to this Trading Policy. However, stock that was acquired upon exercise of a stock option will be treated like any other stock, and may not be sold by an employee who is in possession of material nonpublic information. Any Insider who possesses material nonpublic information should wait until after one full trading day after the information has been publicly released before trading. There is no exception to this Trading Policy, even for hardship to the

Insider or based on the use of proceeds (such as making a mortgage payment or for an emergency expenditure).

3.
Trading in Another Company’s Securities. No Insider should place a purchase or sale order (including investment through a retirement account), or recommend that another person place a purchase or sale order, in the securities of another corporation, if the Insider learns, in the course of his or her employment or service as director, material nonpublic information that is likely to affect the value of those securities. For example, it would be a violation of the securities laws if a Company employee learned through his role at the Company that the Company intended to amend or terminate a material vendor or supplier contract and then placed an order to buy or sell stock in that vendor or supplier company because of the likely increase or decrease in the value of its securities.
4.
Avoid Speculation. Investing in the Company’s common stock or other securities provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short range speculation based on fluctuations in the market. Such activities put the personal gain of the Insider in conflict with the best interests of the Company and its stockholders. Although this Trading Policy does not mean that Insiders may never sell shares, the Company encourages Insiders to avoid frequent trading in Company stock.

C. Additional Restrictions on the Window Group

The Window Group consists of (i) directors and executive officers of the Company and their assistants and Family Members, (ii) the Senior Vice President of Risk Management, (iii) the Chief Actuary, and (iv) such other persons as may be designated from time to time and informed of such status by the Company’s Chief Executive Officer or its Chief Financial Officer. The Window Group is subject to the following restrictions on trading in Company securities in addition to those set forth above:

1.
Trading Window. Trading is permitted after the completion of one full trading day following an earnings release with respect to the preceding fiscal period until the fifteenth calendar day of the last month of the then current fiscal quarter (the “Window”). No trading is permitted outside a Window except with prior approval by the Chief Executive Officer and the Chief Financial Officer; provided that, if one of these individuals wishes to trade outside a Window, it shall be subject to prior approval by the other.
2.
Closing of Trading Window. From time to time, the Chief Executive Officer or the Chief Financial Officer may determine that no trades may occur even during a Window when clearance is requested. This may occur as a result of a material development that has not yet been publicly disclosed. No reasons may be provided, and the closing of a Window may itself constitute material nonpublic information that should not be communicated.

3.
Pre-Clearance. All trades by the Window Group are subject to prior review and clearance by the Chief Executive Officer or the Chief Financial Officer. Notwithstanding pre-clearance, every person is individually responsible for their compliance with this Trading Policy and with applicable insider trading laws.

The foregoing Window Group restrictions do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Exchange Act (“10b5-1 Plans”). However, Window Group members may not enter into, amend or terminate a 10b5- 1 Plan relating to Company securities without the prior approval of the Chief Executive Officer or the Chief Financial Officer, which will only be given during a Window period and only if the Window Group member does not have knowledge of material nonpublic information.

D. Hedging and Derivatives

Insiders are prohibited from engaging in any derivative transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities. As discussed below, Insiders are also prohibited from shorting the Company’s securities.

Trading in options or other derivatives is generally highly speculative and very risky. People who buy options are betting that the stock price will move rapidly. For that reason, when a person trades in options in his or her employer’s stock, it may arouse suspicion in the eyes of the SEC that the person was trading on the basis of material nonpublic information, particularly where the trading occurs before a company announcement or major event. It is difficult for a director, officer or employee to prove that he or she did not know about the announcement or event.

If the SEC or FINRA were to notice active options trading by one or more directors, officers or employees of the Company prior to an announcement, they would likely investigate. Such an investigation could result in severe penalties and expenses for the Company and persons involved. For these reasons, the Company prohibits Insiders from engaging in derivative transactions as described above involving the Company’s stock. This policy does not apply to employee stock options granted by the Company, which cannot be traded.

E. Pledging of Securities, Margin Accounts

Pledged securities may be sold by the pledgee without the pledgor’s consent under certain conditions. For example, securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call. Because such a sale may occur at a time when an Insider has material nonpublic information or is otherwise not permitted to trade in Company securities, the Company prohibits Insiders from pledging Company securities in any circumstance, including by purchasing Company securities on margin or holding Company securities in a margin account without the prior approval of the Chief Executive Officer or the Chief Financial Officer provided that, if one of these individuals wishes to hold Company securities on a margin account, it shall be subject to prior approval by the other.

F. Applicability of U.S. Securities Laws to International Transactions

All Insiders of the Company and its subsidiaries, whether domestic or international, are subject to this Trading Policy. In addition, U.S. securities laws may be applicable to trades in the Company’s securities executed outside the United States, as well as to the securities of the Company’s subsidiaries or affiliates, even if they are located outside the United States or if you are located outside the United States. Transactions involving securities of subsidiaries or affiliates should be carefully reviewed by counsel for compliance not only with local law but also for possible application of U.S. securities laws.

G. Gifts of Securities

Gifts of Company securities should only be made when an Insider is not in possession of material nonpublic information. Gifts of Company securities are otherwise subject to this Trading Policy, including the guidelines and restrictions set forth under sections II.B. and II.C.

Supplement to Trading Policy

Other Limitations on Securities Transactions

A. Public Resales – Rule 144

The U.S. Securities Act of 1933, as amended (the “Securities Act”) requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon for (i) public resales by any person of “restricted securities” (i.e., unregistered securities acquired in a private offering or sale) and (ii) public resales by directors, officers and other control persons of a company (known as “affiliates”) of any of the Company’s securities, whether restricted or unrestricted.

The exemption in Rule 144 may only be relied upon if certain conditions are met. These conditions vary based upon whether the Company has been subject to the SEC’s reporting requirements for 90 days (and is therefore a “reporting company” for purposes of the rule) and whether the person seeking to sell the securities is an affiliate or not. Application of the rule is complex and Company directors, officers and employees should not make a sale of Company securities in reliance on Rule 144 without obtaining the approval of the Chief Executive Officer or the Chief Financial Officer, who may require the director, officer or employee to obtain an outside legal opinion satisfactory to the Chief Executive Officer or the Chief Financial Officer concluding that the proposed sale qualifies for the Rule 144 exemption.

1.
Holding Period. Restricted securities issued by a reporting company (i.e., a company that has been subject to the SEC’s reporting requirements for at least 90 days) must be held and fully paid for a period of six months prior to their sale. Restricted securities issued by a non-reporting company are subject to a one- year holding period. The holding period requirement does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the Securities Act. Generally, if the seller acquired the securities from someone other than the Company or an affiliate of the Company, the holding period of the person from whom the seller acquired such securities can be “tacked” to the seller’s holding period in determining if the holding period has been satisfied.
2.
Current Public Information. Current information about the Company must be publicly available before the sale can be made. The Company’s periodic reports filed with the SEC ordinarily satisfy this requirement. If the seller is not an affiliate of the Company issuing the securities (and has not been an affiliate for at least three months) and one year has passed since the securities were acquired from the issuer or an affiliate of the issuer (whichever is later), the seller can sell the securities without regard to the current public information requirement.

Rule 144 also imposes the following additional conditions on sales by persons who are

“affiliates.” A person or entity is considered an “affiliate,” and therefore subject to these additional conditions, if it is currently an affiliate or has been an affiliate within the previous three months:

1.
Volume Limitations. The amount of debt securities that can be sold by an affiliate and by certain persons associated with the affiliate during any three- month period cannot exceed 10% of a tranche (or class when the securities are non- participatory preferred stock), together with all sales of securities of the same tranche sold for the account of the affiliate. The amount of equity securities that can be sold by an affiliate during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the time the order to sell is received by the broker or executed directly with a market maker.
2.
Manner of Sale. Equity securities held by affiliates must be sold in unsolicited brokers’ transactions, directly to a market-maker or in riskless principal transactions.
3.
Notice of Sale. An affiliate seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000. See “Filing Requirements.”

Bona fide gifts are not deemed to involve sales of shares for purposes of Rule 144, so they can be made without limitation on the amount of the gift, subject to the terms of this Trading Policy and in compliance with applicable law. Donees who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor, depending on the circumstances.

B. Private Resales

Directors and officers also may sell securities in a private transaction without registration pursuant to Section 4(a)(7) of the Securities Act, which allows resales of shares of reporting companies to accredited investors, provided that the sale is not solicited by any form of general solicitation or advertising. There are a number of additional requirements, including that the seller and persons participating in the sale on a remunerated basis are not “bad actors” under Rule 506(d)(1) of Regulation D or otherwise subject to certain statutory disqualifications; the Company is engaged in a business and not in bankruptcy; and the securities offered have been outstanding for at least 90 days and are not part of an unsold underwriter’s allotment. Private resales must be reviewed in advance by the Company’s Chief Executive Officer or its Chief Financial Officer and may require the participation of outside counsel.

C. Restrictions on Purchases of Company Securities

In order to prevent market manipulation, the SEC adopted Regulation M under the U.S. Securities

Exchange Act of 1934, as amended (the “Exchange Act”). Regulation M generally restricts the Company or any of its affiliates from buying Company stock, including as part of a share buyback program, in the open market during certain periods while a distribution, such as a public offering, is taking place. You should consult with the Company’s Chief Executive Officer or its Chief Financial Officer if you desire to make purchases of Company stock during any period in which the Company is conducting an offering. Similar considerations may apply during period when the Company is conducting or has announced a tender offer.

D. Disgorgement of Profits on Short-Swing Transactions – Section 16(b)

Section 16 of the Exchange Act applies to directors and executive officers of the Company and to any person owning more than ten percent of any registered class of the Company’s equity securities. The section is intended to deter such persons (collectively referred to below as “Section 16 insiders”) from misusing confidential information about their companies for personal trading gain. Section 16(a) requires Section 16 insiders to publicly disclose any changes in their beneficial ownership of the Company’s equity securities (see “Filing Requirements”, below). Section 16(b) requires Section 16 insiders to disgorge to the Company any “profit” resulting from “short-swing” trades, as discussed more fully below. Section 16(c) effectively prohibits Section 16 insiders from engaging in short sales (see “Prohibition of Short Sales” below).

Under Section 16(b), any profit realized by an insider on a “short-swing” transaction (i.e., a purchase and sale, or sale and purchase, of the Company’s equity securities within a period of less than six months) must be disgorged to the Company upon demand by the Company or a stockholder acting on its behalf. By law, the Company cannot waive or release any claim it may have under Section 16(b), or enter into an enforceable agreement to provide indemnification for amounts recovered under the section.

Liability under Section 16(b) is imposed in a mechanical fashion without regard to whether the insider intended to violate the section. Good faith, therefore, is generally not a defense. All that is necessary for a successful claim is to show that the insider realized “profits” on a short-swing transaction; however, profit, for this purpose, is calculated as the difference between the sale price and the purchase price in the matching transactions, and may be unrelated to the actual gain on the shares sold. When computing recoverable profits on multiple purchases and sales within a six-month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on. The use of this method makes it possible for an insider to sustain a net loss on a series of transactions while having recoverable profits.

The terms “purchase” and “sale” are construed under Section 16(b) to cover a broad range of transactions, including acquisitions and dispositions in tender offers, certain corporate reorganizations and transactions in convertible or derivative securities (such as stock options and stock appreciation rights). Moreover, purchases and sales by an insider may be matched with transactions by any person (such as certain family members or a family trust) whose securities are deemed to be beneficially owned by the insider.

The Section 16 rules are complicated and present ample opportunity for inadvertent error. To avoid unnecessary costs and potential embarrassment for Section 16 insiders and the

Company, directors and officers are strongly urged to consult with the Company’s Chief Executive Officer or its Chief Financial Officer, prior to engaging in any transaction or other transfer of Company equity securities regarding the potential applicability of Section 16(b).

E. Prohibition of Short Sales

Under Section 16(c), Section 16 insiders are prohibited from effecting “short sales” of the Company’s equity securities. A “short sale” is one involving securities which the seller does not own at the time of sale, or, if owned, are not delivered within 20 days after the sale or deposited in the mail or other usual channels of transportation within five days after the sale. Wholly apart from Section 16(c), the Company prohibits directors, officers and employees from selling the Company’s stock short. This type of activity is inherently speculative in nature and is contrary to the best interests of the Company and its stockholders.

F. Filing Requirements

1.
Form 3, 4 and 5. Under Section 16(a) of the Exchange Act, Section 16 insiders must file with the SEC public reports disclosing their holdings of and transactions involving, the Company’s equity securities. An initial report on Form 3 must be filed by every insider within 10 days after election or appointment disclosing all equity securities of the

Company beneficially owned by the reporting person on the date he became an insider. Even if no securities were owned on that date, the insider must file a report. Any subsequent change in the nature or amount of beneficial ownership by the insider must be reported on Form 4 and filed by the end of the second business day following the date of the transaction. The Form 4 filing requirement and filing deadline also applies to any donation or gift of company equity securities by the insider, regardless of the recipient. Certain exempt transactions may be reported on Form 5 within 45 days after the end of the fiscal year. The fact that an insider’s transactions during the month resulted in no net change, or the fact that no securities were owned after the transactions were completed, does not provide a basis for failing to report.

All changes in the amount or the form (i.e., direct or indirect) of beneficial ownership (not just purchases and sales) must be reported. Thus, transactions such as gifts are reportable. Moreover, a director or officer who has ceased to be a director or officer must report any transactions after termination which occurred within six months of a transaction that occurred while the person was an insider. Form 4 also must reflect the insider’s holdings immediately after the reported transaction, so it is important to maintain an accurate account of the insider’s holdings over time.

The reports under Section 16(a) are intended to cover all securities beneficially owned either directly by the insider or indirectly through others. An insider is considered the direct owner of all Company equity securities held in his or her own name or held jointly with others. An insider is considered the indirect owner of any securities from which he obtains benefits substantially equivalent to those of ownership. Thus, equity securities of the Company beneficially owned through partnerships, corporations, trusts, estates and by family members generally are subject to reporting. Absent countervailing facts, an insider is presumed to be the beneficial owner of securities held by his or her spouse and other family members sharing the same household. But an insider is free to disclaim beneficial ownership of these or any other securities being reported if the insider believes there is a reasonable basis for doing so.

It is important that reports under Section 16(a) be prepared properly and filed on a timely basis. The reports must be received at the SEC by the filing deadline. There is no provision for an extension of the filing deadlines, and the SEC can take enforcement action against Section 16 insiders who do not comply fully with the filing requirements. In addition, the Company is required to disclose in its annual proxy statement the names of Section 16 insiders who failed to file Section 16(a) reports properly during the fiscal year, along with the particulars of such instances of noncompliance. Accordingly, all directors and officers must notify the Company’s Chief Executive Officer or its Chief Financial Officer, prior to any transactions or changes in their or their family members’ beneficial ownership involving Company stock and are strongly encouraged to avail themselves of the assistance available from the Chief Executive Officer’s office or the Chief Financial Officer’s office in satisfying the reporting requirements.

2.
Schedule 13D and 13G. Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group that acquires beneficial ownership of more than five percent of a class of equity securities registered under the Exchange Act. The threshold for reporting is met if the stock owned, when coupled with the amount of stock subject to options exercisable within 60 days, exceeds the five percent limit.

A report on Schedule 13D is required to be filed with the SEC and submitted to the Company within five business days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent or more in the percentage of stock beneficially owned, an amendment disclosing the change must be filed within two business days. A decrease in beneficial ownership to less than five percent is per se material and must be reported.

A limited category of persons (such as banks, broker-dealers and insurance companies) may file on Schedule 13G, which is a much abbreviated version of Schedule 13D, as long as the securities were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer. Under rules adopted in 2023, beginning on September 30, 2024, which is the date the new Schedule 13G deadlines become effective, a report on Schedule 13G is required to be filed with the SEC and submitted to the Company within 45 days after the end of the calendar quarter in which the reporting threshold is reached.

A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities). As is true under Section 16(a) of the Exchange Act, a person filing a Schedule 13D may seek to disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so.

3. Form 144. As described above under the discussion of Rule 144, an affiliate seller relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless the amount to be sold during any three-month period neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000.